UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 13, 2005

NCR CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 S. Patterson Blvd.

Dayton, Ohio 45479

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On December 13, 2005, the Board of Directors (the “Board”) of NCR Corporation (the “Company”) approved and adopted the NCR Change in Control Severance Plan (the “Plan”), effective January 1, 2006. The Plan will replace the current NCR Change in Control Plan for Executive Officers, which expires on December 31, 2005. The Plan is intended to help avoid the loss and distraction of certain key employees of the Company in the event of a change in control. The Plan has an initial term of two years with automatic one-year extensions, unless terminated by the Board at least 90 days prior to the end of the then current term.

All of the Company’s “Section 16 officers” are eligible to participate in the Plan, and the Board may designate other employees of the Company as Plan participants. Participants are assigned to tier levels for purposes of determining the level of severance benefits that would become payable to them in the event of certain terminations of employment following a change in control (as more fully described below).

Initially, the following individuals will be assigned to the following “Tiers”:

•	Tier I: President and Chief Executive Officer; Senior Vice President and Chief Financial Officer; Senior Vice President, Financial Solutions Division; Senior Vice President, Retail Solutions Division; Senior Vice President, Teradata Division; and Senior Vice President, Worldwide Customer Services.

•	Tier II: Senior Vice President, General Counsel and Secretary; Senior Vice President, Human Resources; Senior Vice President and Chief Administrative Officer; Vice President and General Manager, Systemedia Division; Vice President and General Manager, Payment Solutions; and Vice President and Chief Communications Manager.

The plan provides that, if, within two years following a “change in control” (as defined in the Plan), a participant’s employment is terminated by the Company without “cause” (as defined in the Plan) or by the participant for “good reason” (as defined in the Plan), the participant is eligible for severance benefits equal to a multiple of the sum of the participant’s base salary and the higher of the participant’s target bonus opportunity during the year in which the change in control occurs or his or her target bonus opportunity following the change in control. Tier I participants will receive a 300% multiple, and Tier II participants will receive a 200% multiple. Each participant will also receive his or her salary through the date of termination, a pro rata target bonus payment for the year in which the termination occurs, a pro rata long-term incentive payment to the extent provided in the Company’s Long Term Incentive Plan, and any earned but unpaid long-term incentive payments or annual bonuses. In addition, participants will receive continuation of health care, dental and life insurance benefits for a period no longer than December 31 of the year that is two years after the calendar year in which the change in control occurred, at a cost no greater than the participant’s cost would have been if he or she had continued employment. Stock options and other stock awards under the Company’s Management Stock Plan will vest and become payable or exercisable upon a Change in Control as provided in that plan. In the event that a participant becomes subject to an excise tax under section 280G of the Internal Revenue Code of 1986, as amended, the participant will generally be entitled to receive an additional amount such that the participant is placed in the same after-tax position as if no excise tax had been imposed.

In order to receive such benefits, participants must sign, and not revoke, a release of the Company and must agree to a post termination non-competition and non-solicitation covenant. The plan may be amended by the Board at any time, except that no amendment that adversely affects the rights or potential rights of a participant will be effective in the event that a change in control occurs within one year of such amendment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	NCR Change in Control Severance Plan, dated December 13, 2005 and effective January 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCR CORPORATION

Date: December 19, 2005	By:	/s/ Christine Wallace
Christine Wallace
Senior Vice President, Human Resources